                                                                Exhibit 4.10

[SOCIETY LOGO]          SOCIETY NATIONAL BAND
                        A KeyCorp Bank


                        P.O. Box 10099              DIRK VANHEYST
                        Toledo, Ohio 43699-0099     Vice President



                                                   Dated as of March 31, 1996



Mr. William Wondolowski
Treasurer
Arbor Health Care Company
1100 Shawnee Road - P.O. Box 840
Lima, OH  45802 - 0840

RE:      $15,000,000 ACQUISITION AND DEVELOPMENT REVOLVER

Dear Bill:

We are pleased to inform you that Society National Bank (the "Bank") has extended a Revolving Credit Facility to Arbor Health Care Company (the "Company") in the amount of $15,000,000 upon such terms and conditions as may be mutually agreed upon and until May 31, 1997 at which time the Revolving Credit Facility will automatically expire unless reaffirmed in writing by the Bank.

The terms and conditions of the Revolving Credit facility are as follows:

BORROWER:                         Arbor Health Care Company

AMOUNT:                           $15,000,000.00

PURPOSE:                          To purchase, refinance and/or develop
                                  health care and retirement centers.

COLLATERAL:                       Bank has option to require a first
                                  lien position on individual facilities
                                  purchased with the Revolving Credit
                                  Facility.

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ARBOR HEALTH CARE COMPANY
DATED AS OF MARCH 31, 1996
PAGE TWO





RATE: The Revolving Credit Facility shall bear interest at a floating rate per annum in accordance with the pricing grid below:

                                    YEARS               LEVERAGE                  PRIME PLUS
                                    -----               --------                  ----------
                                     1-2           4.0 < = Leverage < 5.0              1/2%
                                     1-2           3.0 < = Leverage < 4.0              1/4%
                                    *1-2           2.0 < = Leverage < 3.0                0%
                                    *1-2              Leverage < 2.0         LIBOR + 200 Basis Points

                                  *Eligibility for the last two rate
                                  options also requires Net Worth to
                                  be greater than $30MM.

                                  For years 3-7, the applicable rate
                                  would increase 1/4%.

REPAYMENT:                          YEAR                     PAYMENT
                                     1-2            Monthly interest only payments.

                                       3            Monthly principal and interest
                                                    payments based on a 15 year mortgage
                                                    amortization.

                                     4-7            Any advance not repaid by that time will
                                                    be repaid in sixteen equal quarterly
                                                    principal plus interest payments.

FEE:                                 1/4% on the unused portion, billed
                                     quarterly in arrears.

LOAN
AGREEMENT:                           The Amended and Restated Revolving
                                     Credit Agreement dated June 1, 1995
                                     will remain in full force and
                                     effect.



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ARBOR HEALTH CARE COMPANY
DATED AS OF MARCH 31, 1996
PAGE THREE



OTHER
CONDITIONS:                       The Bank shall require an appraisal
                                  and Phase I Environmental Audit on the
                                  properties financed to be accomplished
                                  by firms and in format satisfactory to
                                  the Bank.

                                  If the Bank requires a mortgage, the
                                  Borrower shall provide an ALTA Mortgagee policy of title insurance to be issued by a company acceptable to Bank in an amount not less than the loan amount.

                                  The loan amount is subject to a maximum 90% of the cost of the project.

                                  Borrower shall provide evidence satisfactory to Bank that a prepaid fire, extended coverage insurance policy for the full insurance value shall be in effect.

If the foregoing terms are satisfactory to you, please indicate your agreement and acceptance by signing and returning the enclosed copy of this letter on or before April 30, 1996.

We are pleased to continue to make the credit facility available to you and look forward to working with you in the future.

                                                   Sincerely,

                                                   /s/ Dirk VanHeyst
                                                   -----------------
                                                   Dirk VanHeyst
                                                   Senior Vice President

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ARBOR HEALTH CARE COMPANY
DATED AS OF MARCH 31, 1996
PAGE FOUR





THE UNDERSIGNED, A DULY AUTHORIZED OFFICER OF ARBOR HEALTH CARE COMPANY, ACCEPTS THE TERMS AND CONDITIONS OF THIS LETTER.



ARBOR HEALTH CARE COMPANY


BY: /s/ William Wondolowski
   ------------------------

TITLE: V P Treasurer
      ---------------------

DATE: 3/31/96
     ----------------------